UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Stratus Properties Inc.

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The following article was published in the Austin American-Statesman on April 15, 2016:

Stratus board to stockholders: Resist investor’s proposals

By Gary Dinges – American-Statesman Staff

April 15, 2016

Highlights

•	California billionaire Carl Berg owns about 17 percent of Stratus shares.

•	Board asks shareholders to reject Berg’s proposals, saying they would ‘completely derail’ recent momentum.

The board of Austin-based developer Stratus Properties Inc. is urging stockholders to stay the course and resist calls from one very vocal investor who is pushing for major changes.

That investor, California billionaire Carl Berg, owns about 17 percent of Stratus Properties’ shares. In recent weeks Berg has made public his desire for Stratus to be sold and has also called for two board members – Charles Porter and Stratus president and CEO Beau Armstrong – to be removed.

In a letter sent Friday, the Stratus board of directors asked shareholders to reject Berg’s proposals, saying they would “completely derail” recent momentum. A Stratus shareholder meeting is scheduled for June 6 in Austin.

In particular, the letter mentions Stratus buying out its partner in the W Austin Hotel and Residences, its continued development of H-E-B-anchored shopping centers in the Austin area and elsewhere across the state and work on a new mixed-use development in Southwest Austin.

“After years of working on entitlements, with the patience and support of our shareholders, the company now has a unique and valuable asset base that can be clearly understood, and valued, by the market,” Armstrong said. “We are now in an excellent position to evaluate our strategic alternatives. The company is solidly profitable, we have a proven history of very successful projects and our returns have beaten the S&P, the Dow Jones and our peer group over the last five years.”

This month, Stratus announced it had engaged a financial adviser, Hentschel & Co., to “explore a full range of strategic alternatives” for the company. Possibilities could include a sale of Stratus, divesting some assets, repurchasing shares or continuing with the developer’s current long-term plans.

“Mr. Berg’s initiation of a proxy contest urging a fire sale of the company is ill-timed, an enormous waste of resources and counter-productive to the process we have initiated to methodically evaluate our strategic alternatives, with the assistance of an expert financial advisor, for the benefit of all of our stockholders,” Armstrong said. “It’s hard to sell your house while someone is throwing rocks at it.”

Berg and the Stratus board have clashed before, Armstrong said.

“Years ago, when the company was working collaboratively with the city, neighborhoods and environmental leaders over our development plans, Mr. Berg was very critical of the concessions that were made,” Armstrong said. “We believe the results have proven to be the right decision. The strong team we have in place has the experience, relationships and regulatory knowledge that is vital to successful development of the properties. To give Mr. Berg any control over the company at this stage would be a major step backward.”

The two director nominees Berg is backing to replace Armstrong and Porter “have little or no experience as directors of public companies or with the development of real estate in Austin,” Armstrong said.

“Although Mr. Berg’s investment has realized significant value since his original purchase of our stock, he clearly would like to sell his interest in the company,” Armstrong said. “Given the size of his position, that would be difficult to do in the near term, absent a fire sale, given the limited liquidity of our micro-cap stock. A prompt sale would result in near-term value, but we think the properties can attain far more value if we strategically develop them before marketing them for sale.

“The early results from our five-year plan have exceeded our expectations. We think it is a mistake to pursue a strategy for one person’s narrow interests. We have a duty to protect the long-term interests of all stockholders, regardless of whether they have a large or small investment in the company.”

This isn’t Berg’s first battle over an Austin-based, publicly traded company. In 2012, he ended his years-long financial support for Valence Technologies, a move some shareholders blamed for sending the company into bankruptcy.

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any proxy card sent to you by Carl Berg.

If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY— by telephone,

by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Important Additional Information

Stratus Properties Inc., its directors and certain of its executive officers are participants in the solicitation of proxies from Stratus stockholders in connection with the matters to be considered at Stratus’ 2016 Annual Meeting. Stratus has filed its definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on April 15, 2016 in connection with any such solicitation of proxies from Stratus stockholders. STRATUS STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Stratus’ directors and executive officers in Stratus stock, restricted stock units and stock options is included in their SEC filings on Forms 3, 4, and 5, which can be found through Stratus’ website (www.stratusproperties.com) in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in Stratus’ other SEC filings, including Stratus’ definitive proxy statement for the 2016 Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2015. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Stratus’ 2016 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Stratus with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at Stratus’ website at www.stratusproperties.com, by writing to Stratus Properties Inc. at 212 Lavaca Street, Suite 300, Austin, TX 78701, or by calling Stratus’ proxy solicitor, Innisfree M&A Incorporated, toll-free at 888-750-5834.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin, Texas area, but including projects in certain other select markets in Texas.

Contact:

Media: The Abernathy MacGregor Group

Sydney Isaacs, 713-343-0427

Investors: Innisfree

Scott Winter/Larry Miller, 212-750-5833